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VIA EDGAR

July 18, 2003

AIG SunAmerica Life Assurance Company
1 SunAmerica Center
Los Angeles, California 90067

Ladies and Gentlemen:

     Referring to the Registration Statement on Form S-3 filed July 18, 2003 (the "Registration Statement") by AIG SunAmerica Life Assurance Company ("AIG SunAmerica Life") with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, I am of the opinion that:

          1) AIG SunAmerica Life is a duly organized and existing stock life insurance company under the laws of the State of Arizona; and

          2) the annuity contracts being registered by the Registration Statements will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of AIG SunAmerica Life, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

     I am licensed to practice only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general opinions are limited to the laws of the State of California, the general corporate law of the State of Arizona and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

Very truly yours,

/s/ CHRISTINE A. NIXON

Christine A. Nixon
Vice President and Secretary